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                                                                      EXHIBIT 5




August 6, 1998


K N Energy, Inc.
370 Van Gordon Street
Lakewood, Colorado  80228-8304

Ladies and Gentlemen:

    I am Vice President, General Counsel and Secretary of K N Energy, Inc., a Kansas corporation (the "Company"), and I have advised the Company in connection with the registration, pursuant to a Registration Statement on Form S-8 being filed with the Securities and Exchange Commission (the "Registration Statement") under the Securities Act of 1933, as amended (the "Act"), of the offering by the Company from time to time under its 1994 Long-Term Incentive Plan (the "Plan") of up to 1,600,000 additional shares of the Company's Common Stock, par value $5.00 per share (the "Shares"). The Shares may consist of either authorized and unissued Common Stock or treasury shares.

    In this connection, I have examined the Plan and the corporate records of the Company, including its Restated Articles of Incorporation, its By-Laws and minutes of meetings of its directors. I have also examined the Registration Statement, together with the exhibits thereto and such other documents as I have deemed necessary for the purpose of expressing the opinion contained herein.

    Based upon the foregoing, I am of the opinion that, upon sale of the Shares pursuant to the Plan, the Shares will be validly issued, fully paid and nonassessable.

    I hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Act and the rules and regulations thereunder.

Very truly yours,


/s/ Martha B. Wyrsch

Martha B. Wyrsch
Vice President, General Counsel and Secretary





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